                                                                     EXHIBIT 2


                                                                 EXECUTION COPY


                               PURCHASE AGREEMENT ADDENDUM

    THIS AGREEMENT (the "Agreement") is made on this 24th day of July, 1996, by and among Mark E. Hamister, an individual residing at 9715 Rocky Point, Clarence, New York, Oliver C. Hamister, an individual residing at 6430 Sun Eagle Lane, Bradenton, Florida, George E. Hamister, an individual residing at 112 The Waterways, 9604 Cortez Road, Bradenton, Florida, Julia L. Hamister, an individual residing at 6430 Sun Eagle Lane, Bradenton, Florida, The George E. Hamister Trust, an irrevocable trust established under the terms of a trust agreement dated December 31, 1991, and The Oliver C. Hamister Trust, an irrevocable trust established under the terms of an agreement dated December 31, 1991 (collectively, the "Hamisters"), National Health Care Affiliates, Inc., a Florida corporation with an office at 651 Delaware Avenue, Buffalo, New York ("NHCA"), Oak Hill Health Care Center, Inc., a Virginia corporation with an office at 651 Delaware Avenue, Buffalo, New York ("Oak Hill"), Derby Nursing Center Corporation, a Connecticut corporation with an office at 651 Delaware Avenue, Buffalo, New York ("Derby Nursing Center"), Delaware Avenue Partners, a New York General Partnership with an office at 651 Delaware Avenue, Buffalo, New York ("DAP"), EIDOS, Inc., a Florida corporation with an office at 222 S. Westmonte Drive, #200, Altamonte Springs, Florida ("EIDOS"), VersaLink, Inc., a Delaware corporation with an office at 651 Delaware Avenue, Buffalo, New York ("VersaLink"), each of the individuals identified in Exhibit "A" attached hereto (each of such individuals being hereinafter sometimes referred to individually as a "Minority Shareholder" and collectively as the "Minority Shareholders") and Sal H. Alfiero and Gerald S. Lippes (Mr. Alfiero and Mr. Lippes being hereinafter individually referred to as an "Optionee" and collectively referred to as the "Optionees") and Genesis Health Ventures, Inc., a Pennsylvania corporation with an office at 148 West State Street, Kennett Square, Pennsylvania (the "Buyer").

                                    RECITALS:

    On May 3, 1996, the above referenced parties (other than the Estate of George Hart, which is a party to this Agreement as a result of Mr. Hart's death on May 18, 1996) entered into a purchase agreement (the "Purchase Agreement") providing, among other things, for the purchase by the Buyer of all the issued and outstanding common stock of NHCA, Oak Hill, Derby Nursing Center, EIDOS and VersaLink and further providing for the purchase by the Buyer of all the issued and outstanding partnership interests of DAP.

    Section 14.9 of the Purchase Agreement permits the Buyer, at its option, to restructure the form of transaction contemplated by the Purchase Agreement to, among other things, include a transaction whereby some or all of the assets of the Skilled Nursing Facilities Business are purchased by the Buyer or a nominee of the Buyer. Buyer has determined to exercise such option and desires that certain parcels of real property (each a "Land Interest") and certain facilities currently located thereon (each a "Facility") (each such Land Interest, together with such Facility, are referred to individually as a "Site" and collectively as the "Sites" and are identified on Exhibit "B" attached hereto) will be transferred to Mellon, Financial Services Corporation #4 ("Mellon Leasing") prior to consummation of the transactions contemplated by the Purchase Agreement.

    The Purchase Agreement contemplates that all the outstanding partnership interests of DAP could be sold, other than to the Buyer or an affiliate of the Buyer, prior to the sale of the Skilled Nursing Facilities Business. American Housing Foundation I, Inc. ("AHF") has expressed an interest in purchasing the outstanding partnership interests in DAP pursuant to a transaction which will be structured as described in a letter agreement dated June 5, 1996 and made by and between AHF, the Buyer and NHCA, a copy of which is attached hereto as Exhibit "C" (such letter agreement being hereinafter referred to as the "AHF Letter of Intent"). However, Mark E. Hamister, George E. Hamister and Oliver C. Hamister (hereinafter collectively referred to as the "DAP Partners") and the Buyer acknowledge that, as of the Closing Date, the sale of the partnership interests in DAP as provided for by the AHF Letter of Intent will not have occurred.

    The Purchase Agreement inadvertently identifies the New York General Partnership known as "Delaware Avenue Partners" as "Delaware Avenue Partnership". In addition, the Purchase Agreement inadvertently indicates that Oak Hill, a Virginia corporation, is a Florida corporation.

    The Hamisters, NHCA, Oak Hill, Derby Nursing Center, DAP, EIDOS, VersaLink, the Minority Shareholders, the Optionees and Buyer (sometimes hereinafter collectively referred to as the "Parties") desire to set forth in writing certain modifications to the structure of the transaction contemplated by the Purchase Agreement and to make certain other miscellaneous changes to the terms of the Purchase Agreement, all as permitted by Sections 14.5 and 14.9 of the Purchase Agreement.

                                 CONSIDERATION:

    NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

         1. Except as expressly set forth in this Agreement, capitalized terms used in this Agreement shall have the meaning ascribed to them in the Purchase Agreement.

         2. Each Reference to "Delaware Avenue Partnership" and "DAP" contained in the Purchase Agreement and any other document to be executed and delivered by the Parties in connection with the consummation of the transactions contemplated by the Purchase Agreement shall be deemed and construed to mean Delaware Avenue Partners, a New York General Partnership with an office at 651 Delaware Avenue, Buffalo, New York. Each reference to "Oak Hill Health Care Center, Inc." and "Oak Hill" contained in the Purchase Agreement and any other document to be executed and delivered by the Parties in connection with the consummation of the transactions contemplated by the Purchase Agreement shall be deemed and construed to mean Oak Hill Health Care Center, Inc., a Virginia corporation with an office at 651 Delaware Avenue, Buffalo, New York. Any references to the Purchase Agreement in any other documents to be executed and delivered by and between the Parties (or any of them) hereto in connection with the consummation of the transactions contemplated by the Purchase Agreement shall be deemed and construed to mean the Purchase Agreement as supplemented, modified and amended by this Agreement.

         3. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Base Price (subject to such adjustments as may be required by the Purchase Agreement, as supplemented and modified by this Agreement) shall equal One Hundred Thirty Four Million, Four Hundred Eighty Thousand Dollars ($134,480,000).

         4. Notwithstanding anything to the contrary contained in the Purchase Agreement, prior to consummation of the transactions contemplated by the Purchase Agreement, the Hamisters shall cause the Sites to be sold, transferred, conveyed and assigned to Mellon Leasing for a total purchase price to be paid by Mellon Leasing to NHCA of $67,700,000 (hereinafter the "Mellon Leasing Payment"). All instruments necessary to effectuate the transfer of the Sites shall be reasonably acceptable to Mellon Leasing and the Buyer. The sale, transfer and conveyance of the Sites to Mellon Leasing shall not limit or affect in any way the representations and warranties of the Hamisters under the Purchase Agreement or the Buyer's rights to indemnification thereunder.

         5. The Parties acknowledge that the Purchase Agreement provides that, since the Closing of the sale of the stock of NHCA, Oak Hill, Derby Nursing Center, EIDOS and Versalink will not occur prior to July 24, 1996, the Hamisters are required to deliver a June 30, 1996 balance sheet of the Skilled Nursing Facilities Business to the Buyer at least five (5) days prior to the Closing. The Parties wish to close the transactions contemplated by the Purchase Agreement (as modified by this Agreement) prior to the delivery by the Hamisters of the June 30, 1996 balance sheet of the Skilled Nursing Facilities Business. However, the Parties wish to provide that the Final Purchase Price will be based on a June 30, 1996 balance sheet of the Skilled Nursing Facilities Business. In order to accomplish this result, the Parties are willing to close the transactions contemplated by the Purchase Agreement (as modified by this Agreement) using the May 31, 1996 balance sheet of the Skilled Nursing Facilities Business as the balance sheet which will be used for determining the amount of the closing adjustment pursuant to Section 2.04 of the Purchase Agreement and to determine the amount of the Final Purchase Price by using the June 30, 1996 balance sheet of the Skilled Nursing Facilities Business as the balance sheet which will be used for determining the Post-Closing Working Capital Adjustment and the Post Closing Net Worth Adjustment. Accordingly, the Parties hereby agree that, notwithstanding anything to the contrary contained in the Purchase Agreement, the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that:

             (a) for purposes of determining the amount payable by the Buyer at the Closing (but not for purposes of determining the amount of the Final Purchase Price), the Closing Balance Sheet shall be deemed to be the unaudited May 31, 1996 balance sheet of the Skilled Nursing Facilities Business which has previously been delivered to Buyer;

             (b) on or before August 15, 1996, the Hamisters shall deliver to Buyer, an unaudited combined (after elimination of intercompany transactions) balance sheet of the Skilled Nursing Facilities Business as of June 30, 1996 (the "June 30 Balance Sheet") together with the related statement of income for the Skilled Nursing Facilities Business for the year-to-date period ended on June 30, 1996;

             (c) the June 30 Balance Sheet and related statement of income shall be prepared in accordance with the same principles set forth in Section
         2.03 of the Purchase Agreement for calculation of the Closing Balance Sheet except that any assets, liabilities, income or expenses reflected in the June 30 Balance Sheet and related statement of income shall be determined as of June 30, 1996;

             (d) for purposes of determining the amount of the Final Purchase Price, the Buyer shall notify the Hamisters in writing of any dispute it may have with respect to the accuracy of the June 30 Balance Sheet no later than September 29, 1996 and, if Buyer disputes the accuracy of the June 30 Balance Sheet, such written notice shall specify the nature of the dispute in reasonable detail;

             (e) if Buyer does not deliver written notice to the Hamisters of any dispute it may have with respect to the accuracy of the June 30 Balance Sheet by September 29, 1996, the Buyer shall be deemed to have accepted the accuracy of the June 30 Balance Sheet;

             (f) if the Buyer disputes the accuracy of the June 30 Balance Sheet and delivers written notice of such dispute to the Hamisters on or before September 29, 1996, the procedures (including applicable time periods) for determining the amounts to be reflected in the June 30 Balance Sheet shall be the same as the procedures contained in Section
         2.05 of the Purchase Agreement for determining the amount of the Closing Balance Sheet; and

             (g) after the June 30 Balance Sheet has been finalized, whether by the Buyer's Agreement to the entries contained in the June 30 Balance Sheet prepared and delivered by the Hamisters, as a result of a resolution of a dispute concerning the June 30 Balance Sheet which is mutually agreeable to the Buyer and Mark E. Hamister or as a result of a decision of the Arbitrator, the June 30 Balance Sheet, as so finalized, shall be deemed to be the "Final Balance Sheet" for purposes of the Agreement.

         6. The Parties agree that, notwithstanding anything to the contrary contained in the Purchase Agreement, for purposes of Section 2.02(a) of the Purchase Agreement the amount of the Closing Payment shall be deemed and construed to mean an amount equal to the Base Price, decreased by the Discharged and Assumed Debt, decreased by the amount of the Mellon Leasing Payment and increased or decreased, as the case may be (as provided in Section 2.04), by the amount of the Closing Adjustments. Notwithstanding the foregoing or anything to the contrary contained in the Agreement, for purposes of Section 2.02(b) the Closing Payment shall be deemed and construed to include the amount of the Mellon Leasing Payment.

         7. The Parties agree that notwithstanding anything to the contrary contained in the Purchase Agreement, the obligation of the Hamisters to fund up to $750,000 in purchase price adjustments payable to Buyer pursuant to
    Section 2.02(b) of the Purchase Agreement (as modified by this Agreement) shall be deemed to be a joint obligation of the Owners and the Optionees up to an amount equal to $750,000 together with any interest thereon. However, notwithstanding the foregoing, the Parties further agree that to the extent that the amount of any payment which Buyer is entitled to pursuant to
    Section 2.02 of the Purchase Agreement (as modified by this Agreement) exceeds $750,000, the obligation to pay to the Buyer the amount by which any such payment exceeds $750,000 (excluding any interest thereon) shall not be an obligation of the Minority Shareholders or the Optionees and shall be solely and exclusively an obligation of the Hamisters.

         8. The Parties acknowledge that the Minority Shareholders and the Optionees have also agreed to have a portion of the amount which they would otherwise be entitled to receive in connection with the consummation of the transactions contemplated by the Purchase Agreement (as modified by this Agreement) paid to the Escrow Account. Accordingly, the Parties acknowledge that, in addition to serving as security for the indemnification and other obligations of the Hamisters contained in the Purchase Agreement (as modified by this Agreement), the funds deposited in the Escrow Account shall also serve as security for the indemnification and other obligations of the Minority Shareholders and the Optionees contained in the Purchase Agreement (as modified by this Agreement). In this regard, the Parties (including, specifically, the Minority Shareholders and the Optionees) hereby agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that the Minority Shareholders and the Optionees shall be liable for all the indemnification and other obligations of the Hamisters provided for in the Purchase Agreement (as modified by this Agreement), subject to all the limitations on such liabilities provided for by the Purchase Agreement (as modified by this Agreement) including, without limitation, those limitations which provide (under certain circumstances) that the liability of any particular indemnifying party is a several liability (as opposed to a joint and several liability) and is limited to the percentage of indemnifiable damages set forth for any such indemnifying party in the supplement to Schedule 13.01(b) and limitations on the obligation of an indemnifying party (or the indemnifying parties) to indemnify Buyer and the Buyer Group in the event that the amount of Damages suffered as a result of certain specifically identified claims, individually or in the aggregate, do not exceed a certain indemnification threshold. In addition to the foregoing, the Parties hereby agree that the indemnification and other obligations of each Minority Shareholder and each Optionee as contained in this Section 8 are and shall be deemed and construed to be limited, in all cases, to an amount equal to the amount, if any, which is held in the Escrow Account for any such Minority Shareholder or optionee.

         9. The Parties hereby agree that notwithstanding anything to the contrary contained in the Purchase Agreement:

             (a) the DAP partnership interests shall not be sold to the Buyer on the Closing Date and the Buyer and each of the DAP Partners shall use their best efforts to cause the sale of the DAP partnership interests (or substantially all of the assets of DAP) to AHF and the other transactions described in the AHF Letter of Intent to be consummated as soon as possible following the date hereof;

             (b) on or prior to the Closing Date, NHCA shall assign to Gradior Health Services Corporation, a Florida corporation which is a successor in interest to the home health care businesses of NHCA (hereinafter "Gradior") all of the rights of NHCA arising under the terms of the existing management agreement for the Kensington Gardens facility between DAP and NHCA, as amended through the date hereof (the "Management Agreement");

             (c) during the period between the date hereof and the date the DAP partnership interests (or substantially all the assets of DAP) are sold, the ownership of DAP by the DAP Partners and the management of the Kensington Garden facility by Gradior shall not be deemed or construed to violate or otherwise conflict with the provisions of the Purchase Agreement which restrict the rights of the Hamisters and the Hamister Affiliates to engage in a competitive business;

             (d) during the period between the date hereof and the date the DAP partnership interests (or substantially all the assets are sold), the Hamisters shall use their reasonable best efforts to improve the standing of the Kensington Gardens facility with respect to the rules and regulations of the Virginia Department of Social Services for adult care facilities and, in this regard, Buyer shall cooperate with the DAP Partners and shall make available to the DAP Partners for reasonable periods of time, appropriate personnel who are knowledgeable with respect to the operations of the Kensington Gardens facility, including, but not limited to Tod Mahoney and Dianne Farthing (as long as such individuals are employees of Buyer or its affiliates), in order to enable the DAP Partners to develop and implement plans and programs which will increase the likelihood that the adult care facility license currently held by DAP will be continued;

             (e) since the Partnership interests (and substantially all the assets of DAP) will not have been purchased by the Buyer at the Closing, for purposes of calculating the amount which is payable by the Buyer in connection with the closing of the transactions contemplated by the Purchase Agreement: (i) the amount of the Discharged and Assumed Debt described in Schedule 2.01 attached to the Purchase Agreement shall be calculated without giving effect to the indebtedness of DAP to Huntoon Hastings Capital Corp.; and (ii) the Base Price shall be reduced by the dollar amount set forth in Section 2.08 of the Purchase Agreement;

             (f) in the event that the issued and outstanding partnership interests of DAP (or substantially all of the assets of DAP) have not been sold by the DAP Partners on or before December 31, 1996 as contemplated by Section 2.08 of the Purchase Agreement, the Buyer shall be obligated to purchase all the issued and outstanding partnership interests of DAP (and in connection therewith, to assume all liabilities and obligations of DAP, including, without limitation, all liabilities arising under the terms of the indebtedness of DAP which is payable to Huntoon Hastings Capital Corp.) subject only to: (i) the receipt by the Buyer of written notice from the DAP Partners of their intent to sell the DAP partnership interests to the Buyer; (ii) the consent of the U.S. Department of Housing and Urban Development to the purchase by the Buyer of the outstanding partnership interests of DAP;
         (iii) the correction or remediation of the environmental problems which currently exist at the Kensington Gardens facility as more particularly identified in a letter, dated July 3, 1996, by Kenneth N. Klass, Esq. to Ira Gubernick, Esq. (a copy of which is attached hereto as Exhibit "D"); (iv) the payment by the DAP Partners to the Buyer by wire transfer of immediately available funds in an amount equal to $1,000,000 minus the difference between $9,368,011 and the outstanding principal amount of the indebtedness of DAP to Huntoon Hastings Capital Corp. on the date that the DAP partnership interests are transferred to the Buyer; (v) all representations and warranties of the Hamisters set forth in the Purchase Agreement which are given with respect to DAP or which apply to DAP shall be true and correct in all material respects as of the date the partnership interests of DAP are transferred to the Buyer; (vi) all covenants of the Hamisters and the Buyer set forth in the Purchase Agreement which relate to or could apply to DAP shall have been performed and complied with by the Hamisters and the Buyer, as the case may be, on or prior to the date the partnership interests of DAP are transferred to the Buyer; and (vii) all conditions precedent to the obligations of Buyer and the Owners set forth in the Purchase Agreement which relate to or could apply in the case of a sale of the partnership interests of DAP (or substantially all the assets of DAP) to the Buyer, shall have been satisfied on or before the date the partnership interests of DAP are transferred to the Buyer; and

             (g) in the event that the DAP Partners are able to sell the Kensington Gardens facility to AHF or its assignee, the Buyer shall be obligated to assume the obligations of Gradior under the Management Agreement with DAP upon written direction from the DAP Partners, subject only to the satisfaction of the conditions set forth in Section 9(d) and (f) hereof.

         In the event that the DAP Partners deliver written notice of their intent to sell the DAP partnership interests to the Buyer as provided by subparagraph 9(f)(i) above, or in the event the DAP Partners elect to assign their rights to manage Kensington Gardens to DAP as contemplated by subparagraph 9(g) above, Buyer agrees to promptly cooperate with all reasonable requests of the DAP Partners relating to the effectuation of the sale of the DAP partnership interests to the Buyer (or the assumption of rights and obligations of NHCA under the management agreement) and the obtaining of the consent of the U.S. Department of Housing and Urban Development to such sale. In the event that the conditions to the Buyer's obligation to purchase the partnership interests of DAP have not been satisfied on or before June 30, 1997 the Buyer shall have no further obligation to purchase the partnership interests of DAP (or substantially all the assets of DAP) as provided for above.

         Notwithstanding anything to the contrary contained above in this
    Section 9, if the DAP Partners elect to transfer their partnership interests to the Buyer and the Buyer does not, for any reason other than the DAP Partner's inability to deliver good and marketable title to the DAP partnership interests (or the DAP assets) or a bad faith failure of the DAP Partners to comply with their covenants set forth above, consummate the purchase of such DAP Partnership interests by June 30, 1997, Buyer shall promptly pay to the DAP Partners, in cash or immediately available funds, an amount equal to $734,000. Upon receipt by the DAP Partners of such sum, Buyer's obligation to purchase the partnership interests or manage Kensington Gardens shall terminate. If Buyer purchases the DAP partnership interests, Gradior shall assign all of its rights under the Management Agreement to Buyer. If Buyer fails to assume the obligations of Gradior under the Management Agreement pursuant to subsection (g) above, upon the later of the closing of the sale of the DAP partnership interests (or substantially all the assets of DAP) and thirty (30) days following receipt by Buyer of written notice of the intention of the DAP Partners to make such sale ("Assumption Date"), the Buyer shall, no later than ten (10) days following the Assumption Date, pay to the DAP Partners, in cash or immediately available funds, an amount equal to $734,000. Upon receipt by the DAP Partners of such sum, Buyer's obligation to purchase the DAP partnership interests or manage Kensington Gardens shall terminate.

         10. The Parties acknowledge that, as listed in Schedule 4.17 to the Purchase Agreement, the consent of Health Care Property Investors, Inc. ("HCPI") is required to be obtained in connection with the consummation of the transactions contemplated by the Purchase Agreement. The Parties further acknowledge that HCPI has agreed to consent to the transactions contemplated by the Purchase Agreement upon the payment to HCPI, at the Closing, of an amount equal to $4.15 million. In order to provide for the payment of these funds, the Parties hereby agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to treat the amount payable to HCPI as additional indebtedness of NHCA to be discharged at the Closing with the same effect as though such amount was included in Schedule 2.01 as discharged debt. Such amount shall be paid by Buyer to HCPI by wire transfer at Closing of immediately available funds.

         11. The Purchase Agreement contemplates that, following the Closing Date, NHCA will continue to maintain and provide to employees of the Skilled Nursing Facilities Business, the opportunity to participate in the employee pension plans that, as of the date of execution of the Purchase Agreement, were made available to employees of the Skilled Nursing Facilities Business. The Parties wish to modify the Purchase Agreement with respect to the obligations of the Buyer and NHCA relating to employee pension plans maintained for employees of the Skilled Nursing Facilities Business. Accordingly, the Parties hereby agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that:

             (a) on or before the Closing Date, NHCA shall except as contemplated by subparagraph 11(e) below, assign to Gradior Health Services Corporation, a Florida corporation which Mark E. Hamister has caused to be formed in order to carry on the operations of the Retained Businesses after the Closing Date (such corporation being hereinafter referred to as "Gradior"), all the rights of NHCA as plan sponsor of the 401(k) retirement plan known as the NHCA Employee's Retirement Plan (hereinafter the "Plan"), including, without limitation, all rights to amend the Plan, all rights to appoint and remove a plan administrator and all rights to appoint and remove the trustee of the assets held pursuant to the terms of the Plan;

             (b) on or before the Closing Date, Mark E. Hamister, George E. Hamister, Gerald S. Lippes, Sal H. Alfiero, and Jack Turesky, constituting all the members of the Board of Directors of Gradior (hereinafter the "Gradior Directors"), shall take such action as may be necessary to cause Gradior to assume all obligations of NHCA as plan sponsor of the Plan;

             (c) the Gradior Directors shall take such action as may be reasonably necessary to cause the Plan to pay benefits to participants in the Plan as and when the same shall be due under the current terms and conditions of the Plan;

             (d) the Gradior Directors shall take such action as may be reasonably necessary to cause Gradior and the Plan to permit employees of each of NHCA, Oak Hill, Derby Nursing Center, EIDOS and VersaLink (such companies being hereinafter referred to collectively as the "Acquired Companies") to continue to actively participate in the Plan after the Closing Date until December 31, 1996, at which time, the right of employees of the Acquired Companies to actively participate in the Plan shall be terminated;

             (e) each of the Acquired Companies hereby acknowledge and agree that they shall be deemed to be contributing sponsors to the Plan during the period from the Closing Date through and including December 31, 1996;

             (f) each of the Acquired Companies hereby agrees to remit all employee deferrals to the Plan for deposit into the trust maintained in connection with the Plan promptly, but in no event later than the time provided by applicable rules and regulations of the Code, ERISA, the Internal Revenue Service, and the U.S. Department of Labor relating to the time for depositing of employees 401(k) deferrals;

             (g) each of the Acquired Companies hereby agrees to remit to the Plan all employer matching contributions required to be made with respect to employee deferrals made by the employees of each such Acquired Company, promptly following the end of the calendar month in which the employee deferrals giving rise to such employer matching contributions were made but in no event later than the time provided by the applicable rules and regulations of the Code, ERISA, the Internal Revenue Service and the U.S. Department of Labor relating to the time for depositing of employer matching contributions in the trust maintained pursuant to the Plan;

             (h) each of the Acquired Companies hereby agrees to provide Gradior with such information as may reasonably be requested by Gradior in connection with its administration of the Plan for the benefit of the employees of the Acquired Companies;

             (i) each of the Acquired Companies hereby agrees to indemnify and hold Gradior and each of its officers, directors, agents and employees harmless from and against any loss, cost or damage arising as a result of the failure of any of the Acquired Companies to promptly remit any employee deferrals or employer matching contributions to Gradior for deposit pursuant to the terms of the Plan or as a result of any incorrect information supplied to Gradior in connection with its administration of the Plan;

             (j) the Gradior Directors agree to take such action as may reasonably be necessary to: (i) cause the Buyer to be provided, as soon as possible after December 31, 1996 and in a form which is reasonably acceptable to Buyer: (A) a statement of the aggregate value determined as of December 31, 1996, of the accounts of all employees of the Acquired Companies that are participants in the Plan; and (B) a statement of the value, as of December 31, 1996, of each individual account of each participant in the Plan that is an employee of the Acquired Companies; and (ii) cause the Buyer to be provided with a list of the name and social security number of each participant in the Plan that is an employee of the Acquired Companies determined as of December 31, 1996;

             (k) the Gradior Directors agree to take such action as may be reasonably necessary to cause the Plan to transfer the assets of the Plan which are attributable to participants in the Plan that are employees of the Acquired Companies, in cash or by wire transfer of immediately available funds, to a trust established under the terms of a tax qualified retirement plan maintained by the Buyer (or an affiliate of the Buyer) as soon as practicable following December 31, 1996 using a date for the valuation of accounts of participants that are employees of the Acquired Companies which is made not more than 30 days prior to the date on which such assets are transferred; and

             (1) the Gradior Directors agree to take such action as may reasonably be necessary to cause Gradior to cooperate with each of the Acquired Companies and each of the Acquired Companies agree to cooperate with Gradior in connection with: (i) the maintenance of the Plan by Gradior between the Closing Date and December 31, 1996; and
         (ii) the transfer of the assets of the Plan attributable to employees of the Acquired Companies to the trust maintained by the Buyer (or an affiliate of the Buyer) pursuant to the terms of a tax qualified retirement plan maintained by the Buyer (or an affiliate of the Buyer), all as contemplated by this Section 6.

         12. The Parties acknowledge that, in connection with the transactions contemplated by the Purchase Agreement, the State of Connecticut has performed a "Change - of - Ownership" Inspection of the Derby Nursing Center facility located at 210 Chatfield Street, Derby, Connecticut (hereinafter the "Derby Facility") and issued a written report, (a copy of which is attached hereto as Exhibit "E") with respect to matters requiring correction, clarification or additional information by letter addressed to Martha E. Meng and dated June 28, 1996 (such report being hereinafter referred to as the "Inspection Report"). In response to the Inspection Report, the Buyer has prepared or will prepare a Plan of Correction which addresses the concerns and requirements of the State of Connecticut Department of Public Health for the license to be issued to the Buyer or its assignee. In consideration of the reduction of the Base Price by $100,000 (as reflected in Section 3 above), the Parties agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that the costs of performing the repairs, maintenance and other items identified in the Buyer's Plan of Correction shall be the sole responsibility of the Buyer. The Parties hereby further agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that the fact that the State of Connecticut Department of Public Health has required certain repairs, maintenance and other items to be performed at the Derby Facility, the existence of the conditions identified in the Inspection Report and the costs incurred by the Buyer to secure a license from the State of Connecticut Department of Public Health for the Derby Facility shall not be deemed or construed as a breach of any representation or warranty made by the Hamisters in the Purchase Agreement, shall not be deemed or construed to constitute Damages within the meaning of the Purchase Agreement and shall not be deemed or construed to create or give rise to any cause of action for indemnification of Damages as provided for by the Purchase Agreement.

         13. The Parties acknowledge that NHCA and Oak Hill intend to pay a bonus to Mark E. Hamister in an aggregate amount equal to $5.4 million from the proceeds of the sale of the Sites to Mellon Leasing. In addition, the Parties acknowledge that a portion of the proceeds of the sale of the Sites to Mellon Leasing will be used to pay certain "stay bonuses" and certain performance bonuses to the individuals identified in Exhibit "F" attached hereto in amounts to be determined at the discretion of Mark E. Hamister. The Parties hereby further acknowledge that, following the payment of the bonuses described above in this Section 13, NHCA intends to distribute the balance of the Mellon Leasing Payment to the shareholders of NHCA as a distribution of sales proceeds reflecting the fact that NHCA is a Subchapter S Corporation. The Parties hereby agree that, notwithstanding anything to the contrary contained in the Purchase Agreement, the payment of the bonuses described in the preceding provisions of this Section 13 and the distribution of the remaining proceeds from the sale of the Sites to the shareholders of Oak Hill and NHCA described above in the preceding provisions of this Section 13 shall not be deemed or construed to violate any covenant, representation, warranty or other term or condition contained in the Purchase Agreement.

         14. Section 12.4 of the Purchase Agreement is hereby amended by adding at the end thereof new subsections (g), (h) and (i) to read as follows:

         "(g) the failure of the Virginia Department of Environmental Quality to issue No Further Action Letters in forms reasonably acceptable to the Buyer with respect to contamination at the Williamsburg, Virginia and Staunton, Virginia facilities, identified in the June 17, 1996 and June 27, 1996 letter reports prepared by Ray F. Weston, Inc., without requiring any further analysis, investigation, remediation or other work whatsoever prior to the issuance of such letters; (h) any costs which are incurred by Buyer to remove the asbestos containing fireproofing materials located underneath the stairwells at the Windham facility; or (i) any claims made by unrelated third parties or governmental authorities against NHCA arising as a result of its management of the Kensington Gardens facility of DAP prior to the Closing Date."

         15. Section 13.1 (a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

         "13.1 Limitation on the Hamisters' Indemnity and Adjustment Obligations. (a) The obligation of the Hamisters to indemnify and hold Buyer harmless from and against any Damages incurred as a result of Claims described in subclauses (a), (c), (d), (e), (g), (h) and (i) of
         Section 12.4 shall apply with respect to the full amount of any and all Damages incurred by Buyer and the Buyer Group as a result of such Claims."

         16. The Parties agree that, notwithstanding anything to the contrary contained in the Purchase Agreement, the costs of removal of the asbestos containing fireproofing at the Windham facility shall be paid by the Owners and the Optionees. In addition, notwithstanding anything to the contrary contained in the Purchase Agreement, the Parties hereby agree that the Purchase Agreement shall be deemed and construed to be modified and amended to the extent necessary to provide that, following the Closing, the Buyer shall promptly following receipt by the Buyer of an itemized statement of such charges, reimburse to the Owners, the normal and reasonable operating costs and expenses attributable to the corporate headquarters operations of NHCA to the extent that such costs are attributable to the Skilled Nursing Facilities Business and then only to the extent that such costs and expenses are accrued and unpaid as of the Closing Date. The Owners agree that Buyer shall be permitted to review all underlying documentation and other records which support the amount of such charges. Payment of the expenses required to be reimbursed to the Owners pursuant to this Section 16 shall be made by wire transfer of immediately available funds to an account specified by Mark
    E. Hamister in writing to Buyer. The Parties agree that the Medicare cost allocation methodology shall be used for purposes of determining the portion of the normal and ordinary operating expenses of the corporate headquarters facility which is attributable to the Skilled Nursing Facilities Business. The Parties hereby further agree that the portion of the purchase price which shall be allocated to the tangible personal property of each of NHCA, Oak Hill, Derby Nursing Center, EIDOS, VersaLink and DAP (if applicable) shall be equal to the net book value of such tangible personal property determined as of December 31, 1995 and as more particularly set forth in Exhibit "G" attached hereto.

         17. The Parties agree that except as expressly modified or amended by this Agreement, all other terms, conditions and provision of the Purchase Agreement shall be and remain in full force and effect and shall be binding on each of the Parties.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.


                                    /s/ Mark E. Hamister
                                    ------------------------------
                                    Mark E. Hamister


                                              *
                                    ------------------------------
                                    Oliver C. Hamister


                                              *
                                    ------------------------------
                                    George E. Hamister


                                              *
                                    ------------------------------
                                    Julia L. Hamister



                                    THE GEORGE E. HAMISTER TRUST


                                    By:        *
                                       ----------------------------
                                             Trustee


                                               *
                                       -----------------------------
                                             Trustee


                                    THE OLIVER C. HAMISTER TRUST


                                    By:         *
                                       ------------------------------
                                              Trustee


                                                *
                                       ------------------------------
                                              Trustee



                                     EIDOS, INC.


                                     /s/ Mark E. Hamister
                                     ----------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer

                                     VERSALINK, INC.


                                     /s/ Mark E. Hamister
                                     -----------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer



                                     NATIONAL HEALTH CARE AFFILIATES, INC.


                                     /s/ Mark E. Hamister
                                     -------------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer




                                     OAK HILL HEALTH CARE CENTER

                                     /s/ Mark E. Hamister
                                     --------------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer



                                     DERBY NURSING CENTER CORPORATION

                                     /s/ Mark E. Hamister
                                     ---------------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer



                                     DELAWARE AVENUE PARTNERS

                                     /s/ Mark E. Hamister
                                     ---------------------------------------
                                     Mark E. Hamister
                                     Chief Executive Officer

                                                   *
                                     ---------------------------------------
                                     Jack A. Turesky


                                     /s/ David R. Taber
                                     ---------------------------------------
                                     David R. Taber


                                      /s/ Lisa Clark Driscoll
                                     ---------------------------------------
                                     Lisa Clark Driscoll

                                                   *
                                     ---------------------------------------
                                     Sal H. Alfiero


                                                   *
                                     ---------------------------------------
                                     Gerald S. Lippes




                                     ESTATE OF GEORGE E. HART


                                     By:           *
                                        -------------------------------------
                                        Administratrix



                                    *By: /s/ Mark E. Hamister
                                        -------------------------------------
                                        Mark E. Hamister
                                        Attorney-in-Fact



                                     GENESIS HEALTH VENTURES, INC.


                                     /s/ Edward B. Romanov, Jr.
                                     -----------------------------------------
                                     Edward B. Romanov, Jr.
                                     Senior Vice President
                                     Development/Finance